UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2007

FRANKLIN TOWERS ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-135199 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

5 Ash Drive
Center Barnstead, NH 03225
(Address of Principal Executive Offices, Zip Code)

(702) 966-0436
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 10, 2007, Franklin Towers Enterprises, Inc., a Nevada corporation (the “Registrant”) issued an aggregate of 52,880,000 shares of common stock upon conversion of 5,000,000 shares of the Registrant’s Series A Convertible Preferred Stock (“Preferred Stock”) that the Registrant issued to the following three shareholders of Chongqing Qiluo Textile Co. Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Qiluo”), in June 2007 as consideration for the acquisition of Qiluo: Xinshengxiang Industrial Development Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Xinshengxiang”); Mr. Dingliang Kuang (“Dingliang”); and Ms. Yue Kuang (“Yue,” and together with Xinshengxiang and Dingliang, the "Qiluo Shareholders"). Each share of Preferred Stock was converted into 10.576 shares of the Registrant’s common stock. The shares of our common stock were issued to Qiluo Shareholders as follows: 50,236,000 shares to Xinshengxiang upon conversion of 4,750,000 shares of Preferred Stock; 1,322,000 shares to Dingliang upon conversion of 125,000 shares of Preferred Stock; and 1,322,000 shares to Yue upon conversion of 125,000 shares of Preferred Stock. The Registrant was required to cause the conversion of the Preferred Stock pursuant to the Subscription Agreements the Registrant entered into with 11 accredited investors on September 12, 2007 and September 20, 2007. As a result of the conversion of the Preferred Stock into the Registrant’s common stock, the Registrant now has 91,130,000 shares of common stock issued and outstanding as of the date of this Current Report. The issuance of the common stock upon the conversion of the Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN TOWERS ENTERPRISES, INC.

By:	/s/ Franklin Towers Enterprises, Inc.
Name:	Kelly Fan
Title:	President and Chief Executive Officer

Date: December 10, 2007